Exhibit 21.1

Axcelis Technologies, Inc.

Exhibit 21.1 to Form 10-K for the year ended December 31, 2021

Subsidiaries

The following is a list of all direct and indirect wholly-owned subsidiaries of Axcelis Technologies, Inc. as of the date hereof:

Domestic Subsidiaries

1.	Axcelis Technologies (Israel) Inc., a Delaware corporation

European Subsidiaries

2.	Axcelis Technologies GmbH (Germany)
3.	Axcelis Technologies, Srl (Italy)
4.	Axcelis Technologies, Sarl (France)

Asian Subsidiaries

5.	Axcelis Technologies, KK (Japan)
6.	Axcelis Technologies Limited (Korea)
7.	Axcelis Technologies, Ltd. (Taiwan)
8.	Axcelis Technologies Pte. Ltd. (Singapore)
9.	Axcelis Technologies Semiconductor Trading (Shanghai) Co., Ltd. (Peoples Republic of China)